Exhibit 10.5

CASTLEROCK SECURITY HOLDINGS, INC.

2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (collectively, the “Award”), CastleRock Security Holdings, Inc. (the “Company”) hereby awards you stock units under its 2010 Equity Incentive Plan (the “Plan”) representing the number of shares of the Company’s Common Stock as indicated in the Grant Notice.  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your award are as follows:

1.                                      VESTING.  Subject to the limitations contained herein, your Award will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.  Any unvested portion of your Award will be forfeited upon termination of your Continuous Service.

2.                                      NUMBER OF SHARES.  The number of shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.  In addition, your Award will be credited with Dividend Equivalents on stock units under your Award to the extent of dividends issued on Common Stock, provided the record date for such dividend is on or after the end of the quarter in which occurs the Award’s grant date.  Dividend Equivalent credits shall be deemed reinvested in additional shares of stock units (or fraction thereof) and shall be added to the number of stock units subject to your Award.  Any such additional stock units (or fraction thereof) resulting from Dividend Equivalent credits shall be treated the same as other stock units under your Award and shall be subject to the terms and conditions of this Agreement and the Plan.  For purposes of this Agreement, “Dividend Equivalent” means a credit to your Award, based on the number of stock units subject to the Award, equivalent to the cash, stock or other property dividends paid on shares of Common Stock.

3.                                      SECURITIES LAW COMPLIANCE.  You may not be issued any shares under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

4.                                      PAYMENT.   Payment of your Award shall be made in either cash, or in shares of Common Stock with any fractional shares to be distributed in cash in whole shares of Common Stock, as determined by the Board or Committee in its sole discretion.  Payment of each stock unit under your Award will be made upon vesting of that unit at the following times:

(a)                                  Within 30 days after the end of the calendar quarter in which the stock unit becomes vested, as a lump sum payment.

(b)                                  Commencing as of January 1 of the calendar year following the year in which the stock unit becomes vested (or as soon as reasonably practicable thereafter), in annual installments not exceeding five.  If stock units are paid in shares of Common Stock, the amount of shares paid in each installment shall be determined by dividing your total remaining stock units by the remaining number of installments to be paid, such that the divisor shall be reduced by one in each subsequent year.  Fractional shares shall be rounded down to the nearest whole number, except that in the final year in which an installment is to be paid, any fractional shares shall be distributed in cash.

5.                                      RIGHTS AND RESTRICTIONS OF PARTICIPANT.  You will have no rights as a shareholder with respect to any stock unit unless and until you become the holder of record of shares of Common Stock following payment of that stock unit in Common Stock.

6.                                      TRANSFERABILITY.  Your Award is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any amounts owed with respect to vested stock units under your Award.

7.                                      WITHHOLDING OBLIGATIONS.

(a)                                  At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award.

(b)                                  Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

8.                                      AGREEMENT NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

9.                                      NOTICES.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

10.                               MISCELLANEOUS.

(a)                                  The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.  Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)                                  You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its . entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

11.                               GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.